Exhibit 10.14

151 Farmington Avenue	Mary Ann Champlin
Hartford, CT 06156	Senior Vice President
Aetna Human Resources
Tel: (860) 273-8371
Fax: (860) 560-8721

January 6, 1997

Mr. Timothy Holt

Dear Tim:

This letter will confirm our understanding regarding your eligibility for retiree medical benefits upon termination of your employment with Aetna Inc., its subsidiaries and affiliates (the “Company”).

If the Company terminates your employment under circumstances which call for the payment of severance benefits under the Company’s Severance and Salary Continuation Benefits Plan then in effect or under the terms of your Employment Agreement dated as of December 19, 1995, you will be eligible to elect into retiree medical and/or retiree dental on a one time basis. Your one-time election must be done after age 50 and prior to age 65 and will be in force on the next January 1 or July 1 for the plan then in effect. No evidence of insurability will be required. You will be required to pay 100% of the monthly medical and/or dental premium each month. If you die before electing coverage, your spouse and eligible dependents may enroll under the same conditions. Please note that Aetna reserves the right to amend or eliminate retiree health and/or dental benefits at any time.

You understand that this letter agreement will be governed by, construed and enforced in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors or legal representatives; any litigation or other proceeding commenced by either party to this letter agreement for the purpose, in whole or in part, of enforcing the agreement or the parties’ respective rights or obligations hereunder shall be commenced in the federal or state courts of Connecticut.

This letter agreement supplements the employment agreement between you and the Company dated December 19, 1995.

Mr. Timothy Holt
January 6,1997

If the foregoing is acceptable to you, please sign both of the original copies of this agreement in the space indicated below and return one of the signed originals to me.

Very truly yours,

Aetna Inc.

By:	/s/ Mary Ann Champlin	Date: 1/20/97

Agreed to and Accepted

/s/ Timothy A. Holt	Date: 1/31/97